Exhibit 99.1

New Rezpegaldesleukin Data Supporting Long-term Durability and Disease Improvement in Patients with Alopecia Areata and Atopic Dermatitis at EADV Congress 2026

Rezpegaldesleukin demonstrated durability and deepening of response through one year of treatment in two dermatological indications, reinforcing the differentiated properties of this novel Treg mechanism

In alopecia areata patients, SALT Score ≤20 response maintained in 75% at 4 months off treatment and in 63% at six months off treatment

Hair regrowth continued for 6 months off treatment with 19% of patients achieving SALT Score ≤10, an improvement from 7% at the end of 52 weeks of treatment

Third Phase 3 study in the global ZENITH AD program initiated, expanding the program into treatment-experienced atopic dermatitis patients; Phase 3 ZENITH AA study to initiate in early 2027

Company to host conference call with investors and analysts at 8:00 AM ET/2:00 PM CET

SAN FRANCISCO and VIENNA, October 1, 2026 /PRNewswire/ -- Nektar Therapeutics (Nasdaq: NKTR) today announced that long-term data on rezpegaldesleukin from the Phase 2b REZOLVE-AA and Phase 2b REZOLVE-AD studies are being presented at the European Academy of Dermatology and Venereology (EADV) Congress 2026 in Vienna, Austria in two oral presentation sessions.

At EADV 2026, data from the 52-week treatment extension cohort and the 6-month off-treatment period in the global Phase 2b REZOLVE-AA study in patients with severe-to-very-severe alopecia areata are being presented by Dr. David Rosmarin, Chair of Dermatology, Indiana University School of Medicine in an oral presentation entitled “Rezpegaldesleukin, a Novel Regulatory T Cell-Inducing Biologic, Demonstrates Efficacy and Safety in Severe-to-Very-Severe Alopecia Areata: 52-Week Results from the Phase 2b REZOLVE-AA Study” [link to presentation].

“These data demonstrate that one year of treatment with rezpegaldesleukin can result in lasting and even deepening hair regrowth with these same effects continuing for six months off-treatment in the majority of patients,” said David Rosmarin, M.D., Chair of the Department of Dermatology and Associate Professor of Dermatology at Indiana University School of Medicine. “As a novel Treg-targeted mechanism, rezpegaldesleukin is designed to address the underlying immune dysregulation in patients with alopecia areata. To date, we have not seen this degree of both sustained benefit and further hair regrowth after treatment cessation with existing systemic therapies for alopecia areata. These findings suggest that rezpegaldesleukin may offer a fundamentally different approach to managing this chronic disorder and could emerge as a preferred first-line treatment option in the future for patients seeking durable disease control.”

Highlights from 52 Week Results in REZOLVE-AA Phase 2b Study in Alopecia Areata (Including Off-Treatment Durability):

●	A total of 31 patients continued into a blinded 16-week treatment extension after 36 weeks of initial treatment with 27 patients in the twice-monthly rezpegaldesleukin dose arms (low dose of 18 µg/kg, n=14) and (high dose of 24 µg/kg, n=13).

●	As previously reported, continued rezpegaldesleukin treatment through Week 52 demonstrated clear and consistent separation from placebo on key measures of efficacy. From Week 36 to Week 52, 29% of patients at low dose and 31% of patients at high dose achieved new SALT Score ≤20 responses as compared to none in the placebo arm. A SALT Score ≤20 is achieved when a patient has 80% or more of their scalp covered by hair.

●	Similar Efficacy Demonstrated in Patients Irrespective of Duration of Current Episode: A new subgroup analysis of all patients who entered the 52-week treatment extension showed similar efficacy data at week 52 regardless of current alopecia areata episode duration. SALT Score ≤20 responses were achieved by 29% and 30% of patients whose current episode was less than four years and those whose current episode was four years or longer, respectively.

●	Off-Treatment Durability: Patients treated for 52 weeks showed 75% (6/8) maintenance of SALT Score ≤20 after 4 months off treatment and 63% (5/8) maintenance of SALT Score ≤20 after 6 months off treatment.

●	Off-Treatment Deepening: SALT Score ≤10 responses deepened in the 6-month off-treatment follow-up period from 7% at the end of treatment at week 52 to 19% after 6 months off treatment.

●	Potential for Less Frequent Monthly Dosing Beyond One Year of Treatment: Data support evaluation of monthly (Q4W) or quarterly (Q12W) dosing beyond the 52-week twice-monthly (Q2W) induction dosing for patients who achieve a SALT Score ≤20.

●	Phase 3 Study to Initiate in Early 2027: ZENITH AA study will be conducted in 850 patients with severe-to-very-severe alopecia areata with a primary endpoint of SALT Score ≤20 at Week 52.

Also, at EADV 2026, data from the maintenance period of the REZOLVE-AD study in moderate-to-severe atopic dermatitis patients who were treated with monthly and quarterly dosing regimens for up to 52 weeks were presented by Dr. Thomas Bieber, Professor, Department of Dermatology and Allergy, Ludwig-Maximilians University Hospital, Munich, Germany in an oral presentation entitled “Rezpegaldesleukin Provides Durable and Deepening Improvements in the Signs and Symptoms of Atopic Dermatitis with Monthly and Quarterly Dosing: Results from the Phase 2b REZOLVE-AD Maintenance Part of Study” [link to presentation].

“Rezpegaldesleukin demonstrated a high maintenance of response and further deepening of response that speaks to the unique therapeutic approach of a regulatory Tcell agonist in patients with atopic dermatitis,” said Thomas Bieber, M.D., Ph.D., Professor, Department of Dermatology and Allergy, Ludwig-Maximilians University Hospital, Munich, Germany. “With both monthly and quarterly maintenance dosing, new and sustained responses were observed across the key endpoints of EASI-75, vIGA-AD 0/1 and Itch NRS, with some patients achieving complete skin clearance, or EASI-100. These novel data support the ongoing Phase 3 studies and also highlight the importance of a Treg mechanism to address the heterogeneity of disease in atopic dermatitis patients.”

Highlights from Week 52 REZOLVE-AD Maintenance Period in Atopic Dermatitis:

●	Durability of Treatment Effect: Q4W and Q12W dosing regimens resulted in sustained disease control for at least a 75% improvement in the Eczema Area and Severity Index (EASI-75), at least a 90% improvement in the Eczema Area and Severity Index (EASI-90), validated Investigator Global Assessment of Atopic Dermatitis (vIGA-AD) response, and Itch Numerical Rating Scale (NRS) response, with the 24 µg/kg Q4W and Q12W regimens showing the highest maintenance of response at Week 52.

●	New and Deepening of Response Over Time: A meaningful proportion of patients achieved new EASI-75, EASI-90, Itch NRS and vIGA-AD 0/1 responses at Week 52, supporting increased disease control with prolonged therapy and less frequent dosing.

●	Meaningful Conversions to EASI-100: In maintenance, a 2- to 5-fold increase in percentage of patients who achieved EASI-100 was observed in the 24 µg/kg Q4W and Q12W dosing regimens. Among all re-randomized patients from Week 16 to Week 52, Q4W maintenance dosing increased EASI-100 response from 4% to 22% and Q12W dosing increased EASI-100 response from 9% to 18%. Among re-randomized patients who had an EASI-75 or vIGA-AD response at maintenance baseline, Q4W dosing increased EASI-100 response from 6% to 30% and Q12W dosing increased EASI-100 response from 14% to 27%.

Across the REZOLVE-AD and REZOLVE-AA studies, rezpegaldesleukin’s safety profile through 52 weeks was favorable and consistent with the previously observed and reported safety profile.1-2

Advancing into Phase 3 in Both Indications

“These results continue to grow the body of evidence that Treg stimulation is emerging as a durable and well-tolerated potential therapeutic option in two distinct immune dermatologic patient populations and support rezpegaldesleukin’s advancement into pivotal trials in both atopic dermatitis and alopecia areata,” said Jonathan Zalevsky, Ph.D., Chief Research and Development Officer at Nektar Therapeutics. “We’ve now initiated the third Phase 3 study for rezpegaldesleukin in patients with moderate-to-severe atopic dermatitis who have had prior systemic biologic and/or JAK inhibitor treatment experience and we are initiating the Phase 3 ZENITH AA study in alopecia areata in early 2027.”

Conference Call and Webcast to Discuss Results Presented at EADV

Nektar management will host a conference call and live webcast today, October 1, 2026, to review the results at 8:00 a.m. Eastern Time / 2:00 p.m. Central European Time. Interested participants can access the live webcast at this LINK.

The event, the press release and the slides will also be available on the events section of the Nektar website at https://ir.nektar.com/events-and-presentations/events. A replay of the webcast will be available for at least 30 days following the event.

About REZOLVE-AA Phase 2b Study

The global 92-patient Phase 2b REZOLVE-AA (NCT06340360) study was conducted in patients with severe-to-very-severe alopecia areata who had not previously been treated with a JAK inhibitor or other biologic. During the initial 36-week induction phase, patients were randomized (3:3:2) to receive one of two rezpegaldesleukin doses or placebo, administered as twice-monthly subcutaneous injections. Following completion of the induction phase, patients with a SALT Score greater than 20 at week 36 who also demonstrated hair growth were eligible to continue on rezpegaldesleukin at their induction dose level in a blinded 16-week exploratory treatment extension through week 52. The primary endpoint was the mean percentage reduction from baseline in the Severity of Alopecia Tool (SALT) score at Week 36. Key secondary endpoints included the proportion of patients who achieved absolute SALT scores of less than or equal to 30, 20, and 10, along with the exploratory endpoint of the Clinician-Reported Outcomes (ClinRO) Eyebrow and Eyelash Score.

About REZOLVE-AD Phase 2b Study

The global 393-patient Phase 2b REZOLVE-AD (NCT06136741) study was conducted in patients with moderate-to-severe atopic dermatitis who had not previously been treated with a JAK inhibitor or other biologic. Patients were randomized (3:3:3:2) to receive subcutaneous rezpegaldesleukin at one of three dose regimens: 24 µg/kg every two weeks (Q2W), 18 µg/kg Q2W, or 24 µg/kg every four weeks (Q4W). A fourth arm received placebo Q2W. Primary and key secondary endpoints were assessed at Week 16. Following the induction period, rezpegaldesleukin-treated patients who achieved EASI percent reductions of at least 50 were re-randomized (1:1) to continue at the same dose level on a Q4W or Q12W regimen through Week 52 in a blinded maintenance period. Placebo patients with EASI percent score reductions of at least 50 continued to receive placebo Q4W.

About Rezpegaldesleukin

Autoimmune and inflammatory diseases cause the immune system to mistakenly attack and damage healthy cells in a person’s body. A failure of the body’s self-tolerance mechanisms enables the formation of the pathogenic T lymphocytes that conduct this attack. Rezpegaldesleukin is a potential first-in-class disease modifying therapeutic that may address this underlying immune system imbalance in people with many autoimmune and inflammatory conditions. It targets the interleukin-2 receptor complex in the body to stimulate proliferation of powerful inhibitory immune cells known as regulatory Tcells. By activating these cells, rezpegaldesleukin may act to bring the immune system back into balance.

In February 2025, the U.S. FDA granted Fast Track designation for rezpegaldesleukin for the treatment of adult and pediatric patients 12 years of age and older with moderate-to-severe atopic dermatitis whose disease is not adequately controlled with topical prescription therapies or when those therapies are not advisable. In July 2025, the FDA granted Fast Track designation for rezpegaldesleukin for the treatment of severe alopecia areata (AA) in adults and pediatric patients 12 years of age and older who weigh at least 40 kg.

Rezpegaldesleukin is being developed as a self-administered injection for a number of autoimmune and inflammatory diseases, including atopic dermatitis, alopecia areata and Type 1 diabetes. It is wholly owned by Nektar Therapeutics.

About Alopecia Areata

Alopecia areata is a disease where a patient’s own immune system attacks hair follicles resulting in hair loss.3 The lifetime incidence of alopecia areata is 2% in both men and women.3 Nearly 6.7 million people in the U.S. and 160 million worldwide develop alopecia areata in their lifetime. About 700,000 people in the U.S. currently have some form of alopecia areata.4 It is often associated with other autoimmune conditions as well as depression and anxiety.5 The disease has a tremendous impact on quality of life for patients.6 Available therapies for alopecia areata are not durable and have high relapse rates and there is an urgent unmet medical need for novel, more effective therapies for patients.

About Atopic Dermatitis

Atopic dermatitis is the most common type of eczema, affecting approximately 30 million people in the United States.6 AD is characterized by a defect in the skin barrier, which allows allergens and other irritants to enter the skin, leading to an immune reaction and inflammation.

About Nektar Therapeutics

Nektar Therapeutics is a clinical-stage biotechnology company focused on developing treatments that address the underlying immunological dysfunction in autoimmune and chronic inflammatory diseases. Nektar’s lead product candidate, rezpegaldesleukin (REZPEG, or NKTR-358), is a novel, first-in-class regulatory Tcell stimulator being evaluated in atopic dermatitis, alopecia areata, and Type 1 diabetes mellitus. Nektar’s pipeline also includes preclinical bivalent tumor necrosis factor receptor type II (TNFR2) antibody and bispecific programs, NKTR-0165 and NKTR-0166, and a modified hematopoietic colony stimulating factor (CSF) protein, NKTR-422.

Nektar is headquartered in San Francisco, California. For further information, visit www.nektar.com and follow us on LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements which can be identified by words such as: “can,” “develop,” “potential,” “expand,” “address,” “may,” “plan,” “will” and similar references to future periods. Examples of forward-looking statements include, among others, statements regarding the safety and efficacy profile and therapeutic potential of, and future development plans for, rezpegaldesleukin, NKTR-0165, NKTR-0166, and NKTR-422, and potential patient preferences and market adoption related thereto, and plans and timing of future data releases. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements include, among others: (i) our statements regarding the therapeutic potential of rezpegaldesleukin, NKTR-0165, NKTR-0166 and NKTR-422 are based on preclinical and clinical findings and observations and are subject to change as research and development continue; (ii) rezpegaldesleukin, NKTR-0165, NKTR-0166 and NKTR-422 are investigational agents and continued research and development for these drug candidates is subject to substantial risks, including negative safety and efficacy findings in future clinical studies (notwithstanding positive findings in earlier preclinical and clinical studies); (iii) rezpegaldesleukin, NKTR-0165, NKTR-0166 and NKTR-422 are in clinical development and the risk of failure is high and can unexpectedly occur at any stage prior to regulatory approval; (iv) data reported from ongoing clinical trials are necessarily interim data only and the final results will change based on continuing observations; (v) the timing of the commencement or end of clinical trials and the availability of clinical data may be delayed or unsuccessful due to regulatory delays, slower than anticipated patient enrollment, manufacturing challenges, changing standards of care, evolving regulatory requirements, clinical trial design, clinical outcomes, competitive factors, or delay or failure in ultimately obtaining regulatory approval in one or more important markets; (vi) a Fast Track designation does not increase the likelihood that rezpegaldesleukin will receive marketing approval in the United States; (vii) patents may not issue from our patent applications for our drug candidates, patents that have issued may not be enforceable, or additional intellectual property licenses from third parties may be required; and (viii) certain other important risks and uncertainties set forth in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 13, 2026 and our subsequent filings. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contacts

For Investors:

Vivian Wu 628-895-0661

VWu@nektar.com

Corey Davis, Ph.D.
LifeSci Advisors
212-915-2577

cdavis@lifesciadvisors.com

For Media:

Susan Roberts

LifeSci Communications
202-779-0929

sroberts@lifescicomms.com

1.	Nektar Therapeutics. Investor Event: REZOLVE-AD Maintenance Data Update. February 2026.

2.	Nektar Therapeutics. Investor Event: REZOLVE-AA 52-Week Topline Results and Treatment Extension Update. April 2026.

3.	Rosmarin et al. (2026, March 27-31). Novel Regulatory T-cell enhancing Biologic Rezpegaldesleukin: Phase 2b Efficacy, Safety, and Baseline Severity-Dependent Treatment Response in Moderate-to-Severe Atopic Dermatitis. 2026 American Academy of Dermatology (AAD), Denver, Colorado

4.	Lintzeri, D.A., Constantinou, A., Hillmann, K., Ghoreschi, K., Vogt, A. and Blume-Peytavi, U. (2022), Alopecia areata – Current understanding and management. JDDG: Journal der Deutschen Dermatologischen Gesellschaft, 20: 59-90. https://doi.org/10.1111/ddg.14689

5.	National Alopecia Areata Foundation

6.	Alhanshali L, Buontempo MG, Lo Sicco KI, Shapiro J. Alopecia Areata: Burden of Disease, Approach to Treatment, and Current Unmet Needs. Clin Cosmet Investig Dermatol. 2023;16:803-820 https://doi.org/10.2147/CCID.S376096

7.	Eczema stats. National Eczema Association. (2022, September 27). https://nationaleczema.org/research/eczema-facts/